U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2012

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items.

On July 26, 2012, ADA-ES, Inc. (“ADA” or “we”) signed a definitive agreement pursuant to which a newly formed, wholly owned subsidiary of ADA will acquire and operate the assets of Bulk Conveyor Specialist Inc., a leading privately held fabricator and supplier of Dry Sorbent Injection Systems and other material handling equipment, and Bulk Conveyor Services, Inc. (together, “BCSI”), which provides testing and related services, in exchange for $2 million in cash and $3 million payable over the next five years.

In order to integrate the acquisition, Aaron Prince, who currently serves as Refined Coal Development Director for ADA’s subsidiary, Clean Coal Solutions, LLC, will become the General Manager of the new subsidiary. In addition, Bill Caputo, current owner of BCSI, will enter into an exclusive consulting agreement with the new subsidiary.

The acquisition is expected to close near the end of August, 2012, subject to customary and certain other conditions.

Forward-Looking Statements Cautionary Language

The foregoing disclosure contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which provide “safe harbors” for such statements in certain circumstances. The forward-looking statements contained in this filing include statements regarding management of the new subsidiary, the proposed consulting agreement with Mr. Caputo and timing of closing. These statements are based on current expectations, beliefs and assumptions of our management and involve significant risks and uncertainties. Actual events or results could differ materially as a result of various factors, including but not limited to, operational issues, loss of key personnel and other factors discussed in greater detail in our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. These forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description

99.1	Press Release, dated July 30, 2012, issued by ADA-ES, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADA-ES, INC.

Date: July 31, 2012	By:	/s/ Mark McKinnies
Name: Mark McKinnies
Title: Senior Vice President and Chief Financial Officer